Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
11/08/2011	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD'S REPORTS ANOTHER STRONG MONTH;
GLOBAL COMPARABLE SALES UP 5.5% IN OCTOBER

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 5.5% in October.  Performance by segment was as follows:

•	U.S. up 5.2%
•	Europe up 4.8%
•	Asia/Pacific, Middle East and Africa up 6.1%

    “McDonald’s Plan to Win continues to deliver strong global comparable sales increases,” said McDonald's Chief Executive Officer Jim Skinner.  “The ongoing strength of our results reflects the power of our customer-focused plan, supported by actions that enhance the relevance of the Brand.”
    In the U.S., comparable sales rose 5.2% as customers continue to visit McDonald’s for classic core favorites, relevant new products and compelling value offered in our convenient restaurants.  The excitement of the Monopoly game promotion and the popularity of featured products, including the Big Mac, Chicken McNuggets, Fruit & Maple Oatmeal and McCafé beverages, were key drivers for the month.
    Europe posted a 4.8% increase in comparable sales for the month driven by performance in France, Russia and the U.K.  The segment continued to benefit from locally-relevant menu choices, promotional food events, everyday value options and reimaged restaurants that are more convenient and accessible.
    Comparable sales in Asia/Pacific, Middle East and Africa increased 6.1% for the month led by Australia, China and Japan. APMEA’s results were driven by convenience, unique daypart value platforms, and a balance of core and local offerings.
    Systemwide sales for the month increased 7.7%, or 7.6% in constant currencies.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended October 31,	2011	2010	Reported	Currency
McDonald's Corporation	5.5	6.5	7.7	7.6
Major Segments:
U.S.	5.2	5.6	6.0	6.0
Europe	4.8	5.8	6.2	7.6
APMEA*	6.1	5.3	13.8	10.4

Year-To-Date October 31,
McDonald's Corporation	5.0	5.2	11.1	6.7
Major Segments:
U.S.	4.1	3.8	4.8	4.8
Europe	5.4	4.9	14.9	8.0
APMEA*	4.1	6.1	15.8	6.5
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation.  Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. In October 2011, this calendar shift/trading day adjustment consisted of one less Friday and one more Monday compared with October 2010. The resulting adjustment varied by area of the world, ranging from approximately -1.6% to -0.7%. In addition, the timing of holidays can impact comparable sales.

•
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications
    McDonald’s Corporation will webcast its November 10, 2011 investor meeting.  Please access www.investor.mcdonalds.com for more information on presentation times and links to the live webcast.  There will also be an archived webcast and podcast available for a limited time.

    The Company plans to release November 2011 sales on December 8, 2011.

    McDonald’s is the world’s leading global foodservice retailer with more than 33,000 locations serving approximately 64 million customers in 119 countries each day.  More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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